Exhibit 99.1

For Release: July 30, 2008
Contact: Lisa Razo, Merchants Bank, at (802) 865-1838

Merchants Bancshares, Inc. Announces 2008 Second Quarter Results

SOUTH BURLINGTON, VT--Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $2.88 million, or diluted earnings per share of $0.47, for the quarter ended June 30, 2008. This compares with net income of $2.70 million, or diluted earnings per share of $0.44, for the second quarter of the previous year, and net income of $2.66 million, or diluted earnings per share of $0.44, for the first quarter of this year. The return on average assets for the second quarter of 2008 and 2007 were 0.90% and 0.97%, respectively. The return on average equity for the second quarter of 2008 and 2007 were 15.26% and 15.33%, respectively. Merchants declared a dividend on July 17, 2008, of 28 cents per share payable August 21, 2008, to shareholders of record as of August 7, 2008.

"Merchants continued to strengthen its franchise during the second quarter" said Michael R. Tuttle, Merchants' President and CEO. "For the second quarter of this year versus the same quarter last year, net income and earnings per share were up by 7%, and net interest income was up 10%. We also enjoyed strong growth in both loans and deposits. The current credit cycle is proving to be a challenge for the industry, but we were able to decrease our non-performing assets by 26% during the quarter. The Vermont economy has been relatively stable in contrast to other regions of the country. Our status as the last independent, statewide bank has proven to have wide appeal, helping us to benefit from opportunities in our local marketplace as we work to build an even stronger company for our employees and our shareholders."

Merchants' net interest income increased $923 thousand, or 10%, for the second quarter of 2008 compared to 2007 and increased $852 thousand, or 9%, on a linked quarter basis. These increases are a result of strong growth in both loans and deposits, and a result of the leverage that Merchants put on at the end of the first quarter and beginning of the second quarter of 2008 to take advantage of the favorable interest rate environment. Average interest earning assets for the quarter were $1.22 billion, compared to $1.06 billion for the second quarter of 2007 and $1.14 billion for the first quarter of 2008. Merchants' net interest margin for the second quarter of 2008 was 3.48%, eight basis points higher than the first quarter of this year, but 15 basis points lower than the same quarter in 2007. The increase in the net interest margin during the second quarter is primarily a result of lower overall funding costs.

Merchants' quarterly average investment portfolio was $445.53 million, an increase of $127.29 million over the same quarter of 2007; and was $67.13 million higher on a linked quarter basis. Investments purchased during the last year have consisted exclusively of government agency mortgage backed securities. All securities in Merchants' investment portfolio were either Agency guaranteed or rated AA or higher at June 30, 2008. Merchants has no corporate debt exposure in its investment portfolio. Additionally, Merchants does not own any perpetual preferred stock in FHLMC or FNMA, nor any interests in pooled trust preferred securities.

Quarterly average loans were $58.78 million, or 8%, higher than the same quarter of 2007 and were $25.15 million, or 3%, higher on a linked quarter basis. Loans ended the second quarter of 2008 at $774.19 million, an increase of $42.69 million over December 31, 2007 balances of $731.51 million. The increase since December 31, 2007 is made up primarily of residential and commercial mortgages. Merchants has hired additional lenders in its corporate banking group,

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which has led to increased loan production. Additionally, Merchants' status as the last independent, statewide bank has proven to have appeal to business owners and has helped the Bank attract new commercial customers. The combination of lower interest rates and reduced competition in the residential lending area has provided Merchants with additional opportunities to gain new customers on the retail side.

Non-performing assets decreased to $5.34 million at June 30, 2008 from $9.71 million at December 31, 2007. The net decrease of $4.37 million in non-performing assets during the first half of 2008 is primarily a result of payments received on a large residential construction project that was moved to non-accrual status during the third quarter of 2007. Primarily because of reductions in non-performing loans, Merchants was able to reduce its provision for the quarter to $50 thousand, compared to $300 thousand for the first quarter of this year and $150 thousand for the second quarter of 2007. The allowance for loan losses at June 30, 2008 stood at $8.44 million, 1.09% of total loans at June 30, 2008, compared to $8.00 million, 1.09% of total loans at December 31, 2007; and $7.18 million, .99% of total loans at June 30, 2007.

Quarterly average deposits were $48.32 million, or 6%, higher than the same quarter of 2007 and were $43.03 million, or 5%, higher on a linked quarter basis. Deposits ended the quarter at $945.64 million, an increase of $78.20 million over year end balances of $867.44 million. Total time deposits have increased by $56.06 million during 2008. Merchants' savings, NOW and money market accounts have grown $26.00 million during the first six months of 2008, while demand deposits have decreased $3.85 million. Merchants continues to experience the highest growth in its time deposit category as depositors seek higher yields, however the shift from money market categories to time deposits has slowed down. Time deposits were 41.1% of total deposits at June 30, 2008, compared to 40.5% of total deposits at March 31, 2008; 38.4% of total deposits at December 31, 2007 and 36.6% of total deposits at June 30, 2007.

Total non-interest income decreased slightly to $2.31 million for the second quarter of 2008 from $2.34 million for the second quarter of 2007. Non-interest income excluding gains/losses on investment securities increased slightly to $4.47 million for the first six months of 2008, compared to $4.43 million for the first six months of 2007.

Total non-interest expense increased $709 thousand to $8.95 million for the second quarter of 2008 from $8.24 million for the second quarter of 2007; and increased $652 thousand to $17.07 million for the first six months of 2008, compared to 2007. Salaries and Employee benefits increased $324 thousand to $4.19 million for the second quarter of 2008 compared to 2007, and increased $417 thousand to $8.22 million for the first half of 2008, compared to 2007. This increase is primarily a result of additional staff that we have hired in the corporate banking and executive areas during the first half of 2008. Marketing expenses increased $257 thousand to $592 thousand for the second quarter of 2008 compared to 2007, and $377 thousand to $996 thousand for the first six months of this year, compared to last as a result of the timing of expenses related to the rollout of our new Cash Rewards Checking product. Other non-interest expenses increased $312 thousand to $1.96 million for the second quarter of 2008 compared to 2007, and increased $94 thousand to $3.52 million for the first six months of 2008, compared to 2007. Merchants recorded a $150 thousand expense related to fraudulent debit card activity during the quarter. Merchants is actively working with its debit card processor to identify the cause of the breach and has installed additional safeguards to assist in mitigating future losses due to this type of activity. Merchants intends to pursue appropriate recourse.

Mr. Michael Tuttle, Merchants' President and Chief Executive Officer; and Ms. Janet Spitler, Merchants' Chief Financial Officer, will host a conference call to discuss these earnings results at 9:30 a.m. Eastern Time on Friday, August 1, 2008. Interested parties may participate in the

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conference call by dialing (888) 428-4480; the title of the call is Earnings Release Conference Call for Merchants Bancshares, Inc. Participants are asked to call a few minutes prior to register. A replay will be available until noon on Friday, August 8, 2008. The U.S. replay dial-in telephone number is (800) 475-6701. The international replay telephone number is (320) 365-3844. The replay access code for both replay telephone numbers is 902417.

The continuing mission of Merchants Bank is to provide Vermonters with a statewide community bank that blends a strong technology platform with a genuine appreciation for local markets. Merchants Bank fulfills this commitment through a branch-based system that includes 36 community bank offices and 44 ATMs throughout Vermont, Personal Bankers dedicated to top-quality customer service and streamlined solutions, including: Personal Checking and Savings with Free Checking for Life®, Cash Rewards Checking, a low-cost Money Market Account, Free Online Banking and Bill Pay, Overdraft Coverage, Direct Deposit, Free Debit Card, and Free Automated Phone Banking; Business Banking with Rewards Checking for Business, Business Online Banking and Bill Pay, Business Lines of Credit and Merchant Card Processing; Small Business Loans; Health Savings Accounts; Credit Cards; Flexible Certificates of Deposit; Vehicle Loans; Home Equity Credit; and Home Mortgages. Visit mbvt.com for more information. Merchants' stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC. Equal Housing Lender.

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect Merchants' current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Merchants' actual results to differ significantly from those expressed in any forward-looking statement. Forward-looking statements should not be relied on since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants' control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include changes in general economic conditions in Vermont, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within Merchants' markets, and changes in the financial condition of Merchants' borrowers. The forward-looking statements contained herein represent Merchants' judgment as of the date of this report, and Merchants cautions readers not to place undue reliance on such statements. For further information, please refer to Merchants' reports filed with the Securities and Exchange Commission.

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Merchants Bancshares, Inc.
Financial Highlights (unaudited)
(In thousands except share and per share data)

	06/30/08	12/31/07	06/30/07	12/31/06

Balance Sheets - Period End
Total assets	$1,292,325	$1,170,743	$1,110,335	$1,136,958
Loans	774,194	731,508	724,155	689,283
Allowance for loan losses ("ALL")	8,439	8,002	7,184	6,911
Net loans	765,755	723,506	716,971	682,372
Securities available for sale	441,834	361,512	296,374	333,958
Securities held to maturity	3,445	4,078	4,763	5,615
Federal funds sold and other short-term investments	6,110	20,100	20,500	42,000
Other assets	75,181	61,547	71,727	73,013
Deposits	945,644	867,437	873,369	877,352
Securities sold under agreement to repurchase and
other short-term debt	82,168	98,917	75,928	90,547
Securities sold under agreement to repurchase,long-term	74,000	41,500	20,000	20,000
Other long-term debt	86,640	62,117	46,575	53,863
Junior subordinated debentures issued to
unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	9,602	4,846	4,344	4,880
Shareholders' equity	73,652	75,307	69,500	69,697
Balance Sheets - Quarter-to-Date Averages
Total assets	$1,277,824	$1,169,811	$1,115,221	$1,130,370
Loans	762,761	730,688	703,982	685,284
Allowance for loan losses	8,423	7,840	7,093	6,882
Net loans	754,338	722,848	696,889	678,402
Securities available for sale and FHLB stock	441,916	340,598	312,824	352,393
Securities held to maturity	3,618	4,247	5,424	5,615
Federal funds sold and other short-term investments	7,627	38,227	38,066	26,815
Other assets	70,325	63,891	62,018	67,145
Deposits	921,884	874,406	873,568	864,966
Securities sold under agreement to repurchase and
other short-term debt	89,785	94,785	78,098	92,779
Securities sold under agreement to repurchase, long-term	71,143	35,646	20,000	20,000
Other long-term debt	82,682	60,811	46,897	55,778
Junior subordinated debentures issued to
unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	16,094	10,780	5,666	6,710
Shareholders' equity	75,617	72,764	70,373	69,518
Interest earning assets	1,215,924	1,113,760	1,060,296	1,070,107
Interest bearing liabilities	1,073,468	958,669	918,836	930,485
Ratios and Supplemental Information - Period End
Book value per share	$12.81	$13.05	$11.93	$11.87
Book value per share (1)	$12.15	$12.35	$11.32	$11.25
Tier I leverage ratio	7.43%	8.14%	8.41%	8.24%
Tangible capital ratio	5.70%	6.42%	6.24%	6.11%
Period end common shares outstanding (1)	6,061,570	6,096,737	6,140,561	6,196,328
Credit Quality - Period End
Nonperforming loans ("NPLs")	$5,335	$9,231	$3,181	$2,698
Nonperforming assets ("NPAs")	$5,335	$9,706	$3,181	$2,956
NPLs as a percent of total loans	0.69%	1.26%	0.44%	0.39%
NPAs as a percent of total assets	0.41%	0.83%	0.29%	0.26%
ALL as a percent of NPLs	158%	87%	226%	256%
ALL as a percent of total loans	1.09%	1.09%	0.99%	1.00%

(1)	This book value and period end common shares oustanding includes 311,638; 325,789; 316,493; and 323,038 Rabbi Trust shares for the periods noted above, respectively.

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Merchants Bancshares, Inc.
Financial Highlights (unaudited)
(In thousands except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Operating Results
Interest income
Interest and fees on loans	$11,373	$11,744	$22,939	$23,209
Interest and dividends on investments	5,569	4,245	10,452	8,840
Total interest and dividend income	16,942	15,989	33,391	32,049
Interest expense
Deposits	4,378	4,443	8,894	8,891
Short-term borrowings	415	836	1,053	1,764
Long-term debt	1,659	1,143	3,316	2,313
Total interest expense	6,452	6,422	13,263	12,968
Net interest income	10,490	9,567	20,128	19,081
Provision for credit losses	50	150	350	150
Net interest income after provision for credit losses	10,440	9,417	19,778	18,931
Noninterest income
Trust Company income	473	472	978	959
Service charges on deposits	1,356	1,377	2,647	2,650
Gain (Loss) on investment securities	--	--	82	(37)
Equity in losses of real estate limited partnerships, net	(461)	(422)	(924)	(844)
Other noninterest income	937	914	1,765	1,664
Total noninterest income	2,305	2,341	4,548	4,392
Noninterest expense
Salaries, wages and employee benefits	4,191	3,867	8,220	7,803
Occupancy and equipment expenses	1,491	1,514	3,043	3,028
Legal and professional fees	696	589	1,279	1,235
Marketing expenses	592	335	996	619
Other real estate owned (OREO)	24	292	14	309
Other noninterest expense	1,956	1,644	3,522	3,428
Total noninterest expense	8,950	8,241	17,074	16,422
Income before provision for income taxes	3,795	3,517	7,252	6,901
Provision for income taxes	911	821	1,711	1,590
Net income	$ 2,884	$ 2,696	$ 5,541	$ 5,311
Ratios and Supplemental Information
Weighted average common shares outstanding	6,069,476	6,172,110	6,077,131	6,179,755
Weighted average diluted shares outstanding	6,081,387	6,187,530	6,089,041	6,195,175
Basic earnings per common share	$0.48	$0.44	$0.91	$0.86
Diluted earnings per common share	0.47	0.44	0.91	0.86
Return on average assets	0.90%	0.97%	0.89%	0.95%
Return on average shareholders' equity	15.26%	15.33%	14.54%	15.19%
Net interest rate spread	3.19%	3.25%	3.12%	3.25%
Net interest margin	3.48%	3.63%	3.44%	3.61%
Efficiency ratio (1)	64.79%	61.26%	64.24%	63.12%

(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note:	As of June 30, 2008, the Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $4.97 million.

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